January 27, 2003

Mr. John Y. Keffer
Chairman
Board of Trustees
Forum Funds
Two Portland Square
Portland, Maine 04102

     RE:  Contractual Waivers and Reimbursements

Dear John:

     Brown Investment Advisory Incorporated (the "Adviser") agrees to waive its investment advisory fee and reimburse expenses as necessary to ensure that total annual operating expenses for Institutional and A Shares of Brown Advisory International Fund , a series of Forum Funds, do not exceed 1.25% and 1.50%, respectively, of that class' average daily net assets.

     This agreement can only be terminated or amended upon the approval of the Trust's Board of Trustees and is automatically terminated if the Adviser resigns as the Fund's investment adviser or is otherwise no longer a service provider to the Fund. Unless otherwise amended or terminated, this agreement will terminate on December 31, 2003.

                                        Very truly yours,

                                        Brown Investment Advisory Incorporated

                                        By:      /s/ DAVID M. CHURCHILL
                                                 -------------------------
                                                 David M. Churchill
                                                 Chief Financial Officer